Exhibit 4.27
FIRST AMENDMENT TO PAIRING AGREEMENT
THIS AMENDMENT (the “Amendment”) to the Pairing Agreement dated as of December 24, 2024 (the “Agreement”) between Brookfield Renewable Corporation (“BEPC”), Brookfield Renewable Partners L.P. and BRHC Holdings Ltd. (formerly Brookfield Renewable Holdings Corporation, “BRHC Holdings”) is made as of December 31, 2025 (the “Effective Date”) by the undersigned. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
AND WHEREAS, BEPC has undertaken a reorganization (the “Reorganization”) a result of which, in effect, the shares held in the capital of BRHC Holdings have been transferred to Brookfield Renewable Holdings Corporation (formerly 1566030 B.C. Ltd., “New BRHC”) and all the shareholders of BRHC Holdings have received identical shares of New BRHC, including Class A.1 Exchangeable Subordinate Voting Shares (“New Class A.1 Shares”), Class A.2 Exchangeable Non-Voting Shares (together with the New Class A.1 Shares, the “New Exchangeable Shares”), Class B Multiple Voting Shares and Class C Non-Voting Shares in exchange for their Class A.1 Exchangeable Subordinate Voting Shares, Class A.2 Exchangeable Non-Voting Shares, Class B Multiple Voting Shares and Class C Non-Voting Shares, respectively, of BRHC Holdings;
AND WHEREAS, the parties desire to amend the Agreement to reflect the Reorganization, including New BRHC being the successor to BRHC Holdings and the New Exchangeable Shares being outstanding from and after the Effective Date;
NOW THEREFORE,
1.Amendments to Agreement
The Agreement is hereby amended to:
(a)replace each reference to BEPC Holdings therein with a reference to New BRHC;
(b)replace each reference to the Class A.1 Shares therein with a reference to the Class A.1 Exchangeable Subordinate Voting Shares in the capital of New BRHC; and
(c)replace each reference to the Class A.2 Shares therein with a reference to the Class A.2 Exchangeable Non-Voting Shares in the capital of New BRHC.
2.Joinder of New BRHC
3.New BRHC hereby acknowledges, agrees and confirms that, by its execution of this Amendment, it will be deemed to be a party to the Agreement for all purposes of the Agreement and shall have all the obligations of BRHC Holdings thereunder. New BRHC hereby agrees to be bound by all of the terms, provisions and conditions contained in the Agreement applicable to BRHC Holdings. New BRHC acknowledges and confirms it has received a copy of the Agreement.

4.
5.Release of BRHC Holdings
6.Each party to this Amendment hereby agrees that BRHC Holdings is hereby released from its obligations and deemed no longer to be a party to the Agreement.
7.Effective Date
8.This Amendment shall be effective as of the Effective Date.
9.Governing Law
10.This Amendment shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
11.General
(a)Except as modified herein, all terms and conditions of the Agreement shall remain in full force and effect.
(b)This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall be construed together as one agreement.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

BROOKFIELD RENEWABLE CORPORATION
By:	/s/ Jennifer Mazin
Name: Jennifer Mazin Title: Co-President, General Counsel and Corporate Secretary

BROOKFIELD RENEWABLE PARTNERS L.P., by its general partner, BROOKFIELD RENEWABLE PARTNERS LIMITED
By:	/s/ James Bodi
Name: James Bodi Title: President

BRHC HOLDINGS LTD.
By:	/s/ Jennifer Mazin
Name: Jennifer Mazin Title: Co-President, General Counsel and Corporate Secretary

[Signature Page – Amendment to Pairing Agreement]

BROOKFIELD RENEWABLE HOLDINGS CORPORATION
By:	/s/ Jennifer Mazin
Name: Jennifer Mazin Title: Co-President, General Counsel and Corporate Secretary

[Signature Page – Amendment to Pairing Agreement]